Triple-S Management Corporation
` 1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing and Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Awarded Five Regions of Puerto Rico Medicaid Plan

SAN JUAN, Puerto Rico, October 3, 2011 – Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, announced today that on October 1, 2011, the Puerto Rico Health Insurance Administration (ASES) notified its subsidiary Triple-S Salud that it has been selected to administer healthcare services for the Metro North, North, San Juan, Northeast and West regions of the Puerto Rico Government’s health insurance program (Medicaid), known as MiSalud, for a 20-month term commencing November 1, 2011. This selection also includes minors under custody of the Department of the Family and victims of domestic violence. The MiSalud program currently services approximately 840,000 members in these regions.

The appointment of Triple-S Salud is subject to the execution of a definitive contract with ASES and the approval of the Centers for Medicare & Medicaid Services (CMS). While there can be no assurance that the parties will reach agreement, Triple-S expects to conclude negotiations with ASES within a week.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S commented, “We are extremely pleased to have been selected once again to service this important segment of our community. With 15 years of experience, we are confident in our ability to administer the Government of Puerto Rico’s health insurance program in these regions, which would double the number of lives Triple-S Salud serves on the island.”

“While we plan to provide updated guidance on our November 2, 2011 quarterly conference call, we anticipate that this contract would be accretive to our earnings in 2012,” Mr. Ruiz-Comas concluded.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offer non-branded Medicare products through American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.